 Exhibit 4.10

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of the Company

Hut 8 Mining Corp. (the “Company”)

130 King Street West, Suite 1800

Toronto, Ontario

M5X 2A2

Item 2	Date of Material Change

January 11, 2021

Item 3	News Release

A news release with respect to the material change referred to in this Material Change Report was disseminated by the Company through newswires on January 11, 2021 and was subsequently filed on the System for Electronic Document Analysis and Retrieval (SEDAR).

Item 4	Summary of Material Change

On January 11, 2021, the Company announced that it had entered into a securities purchase agreement for a private placement of its common shares (“Common Shares”) and warrants to purchase common shares (“Warrants”) to institutional investors for gross proceeds of CAD$77,500,000 (the “Private Placement”).

Pursuant to the Private Placement, the Company will issue 15,500,000 Common Shares and Warrants to purchase up to 7,750,000 Common Shares at a purchase price of CAD$5.00 per Common Share and associated Warrant. Each Warrant will entitle the holder to purchase one Common Share at an exercise price of CAD$6.25 per Common Share at any time prior to the second anniversary of the issuance date.

Item 5	Full Description of Material Change

On January 11, 2021, the Company announced that it had entered into a securities purchase agreement for the Private Placement of Common Shares and Warrants to purchase Common Shares to institutional investors for gross proceeds of CAD$77,500,000.

Pursuant to the Private Placement, the Company will issue 15,500,000 Common Shares and Warrants to purchase up to 7,750,000 Common Shares at a purchase price of CAD$5.00 per Common Share and associated Warrant. Each Warrant will entitle the holder to purchase one Common Share at an exercise price of CAD$6.25 per Common Share at any time prior to the second anniversary of the issuance date.

The net proceeds of the Private Placement will be used by the Company for working capital and general corporate purposes, including, without limitation, infrastructure expansion, equipment purchases and repayment of debt.

The Company has applied to list the Common Shares issued in the Private Placement and the Common Shares underlying the Warrants on the Toronto Stock Exchange (“TSX”). The Private Placement is expected to close on or about January 13, 2021, subject to satisfaction of customary closing conditions, including receipt of conditional approval by the TSX for the Private Placement.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the Private Placement in the United States.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

The following senior officer of the Company is knowledgeable about the material change and this material change report, and may be contacted as follows:

Jaime Leverton, Chief Executive Officer

Telephone: (647) 521-7433

Email: info@hut8mining.com

Item 9	Date of Report

January 13, 2021.

Forward-looking Statements

This material change report includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this material change report that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of the Company’s businesses, operations, plans and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: the Company’s intention to complete the Private Placement and the expected use of proceeds of the Private Placement. Forward-looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of management of the Company at the time they were made and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Such factors include, among others, market and other conditions, risks relating to investing in the Private Placement; discretion in the use of proceeds; the ability to raise additional funds; there being no current market for the Warrants; investing in the Company’s securities being speculative; volatility of the market price for the Common Shares generally; risk of dilution; changes in the price of bitcoin and other cryptocurrency risks; market instability due to the COVID-19 pandemic; the Company’s reliance on a limited number of key employees; and fluctuations in energy prices as well as the risk factors described in the Company’s annual information form dated April 3, 2020 and other filings with the Canadian securities regulators available under the Company’s profile on SEDAR at www .sedar.com.